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SEC 1344    PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF
(2-2002)    INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
Previous    UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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                    UNITED STATES                            OMB APPROVAL
          SECURITIES AND EXCHANGE COMMISSION          --------------------------
                WASHINGTON, D.C. 20549                OMB Number:      3235-0058
                                                      Expires: January 31, 2005
                     FORM 12b-25                      Estimated average burden
                                                      hours per response....2.50
             NOTIFICATION OF LATE FILING              --------------------------
                                                      SEC FILE NUMBER
                                                      --------------------------
                                                      CUSIP NUMBER
                                                      --------------------------

(Check One)
  / / Form 10-K                   / / Form 11-K
  / / Form 20-F                   / / Form 10-Q                  /X/  Form N-SAR

For Period Ended:        09/30/2002
                 --------------------------------------------------------------

/  /  Transition Report on Form 10-K     /  /  Transition Report on Form 10-Q
/  /  Transition Report on Form 20-F     /  /  Transition Report on Form N-SAR
/  /  Transition Report on Form 11-K

For the Transition Period Ended
                                 ----------------------------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION

                  Van Kampen Pennsylvania Tax Free Income Fund
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Full Name of Registrant


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Former Name if Applicable

                        1 Parkview Plaza, P.O. Box 5555
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Address of Principal Executive Office (Street and Number)

                        Oakbrook Terrace, IL 60181-5555
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City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Registrant requests additional time to file Form N-SAR so that it can compile the necessary information to file a complete and accurate document.
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PART IV -- OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

 A. Thomas Smith, III                  (212)                     762-5260
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     (Name)                          (Area Code)             (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). /X/ Yes / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
/ / Yes /X/ No

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If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  Van Kampen Pennsylvania Tax Free Income Fund
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  11/27/02           By   /s/ A. THOMAS SMITH, III
    --------------------   ----------------------------------------------------
                                  A. Thomas Smith, III
                                  Vice President and Secretary